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Exhibit 12. 1

                        MOHEGAN TRIBAL GAMING AUTHORITY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                         Fiscal Year Ended September 30,
                                   -------------------------------------------
                                     2001     2000     1999     1998   1997(1)
                                   -------- -------- -------- -------- -------
                                   (Dollars in thousands except per diem data)
Earnings:
   Income from operations......... $190,067 $204,304 $156,546 $135,687 $82,675
                                   ======== ======== ======== ======== =======
Fixed Charges:
   Interest Expense............... $ 25,060 $ 37,799 $ 55,595 $ 50,172 $45,095
   Capitalized Interest...........   27,408    9,880      534       --      --
                                   -------- -------- -------- -------- -------
Total Fixed Charges............... $ 52,468 $ 47,679 $ 56,129 $ 50,172 $45,095
                                   ======== ======== ======== ======== =======
Ratio of Earnings to Fixed Charges     3.6x     4.3x     2.8x     2.7x    1.8x
                                   ======== ======== ======== ======== =======

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(1) The Authority commenced operations at Mohegan Sun on October 12, 1996.